Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7004

SUNLINK HEALTH SYSTEMS ENTERS INTO AGREEMENT TO SELL CALLAWAY COMMUNITY HOSPITAL

Atlanta, GA (December 4, 2014) – – SunLink Health Systems, Inc. (NYSE:MKT: SSY) today announced that its wholly-owned subsidiary, HealthMont of Missouri, LLC, has entered into an agreement for the sale of its Callaway Community Hospital in Fulton, MO for approximately $6,000,000. SunLink expects to recognize an after tax loss of approximately $300,000 on the transaction which is scheduled to close on December 31, 2014. Proceeds of the sale of approximately $1,000,000, after repayment of hospital mortgage debt of approximately $5,000,000, will be used for general corporate purposes.

SunLink Health Systems, Inc. is the parent company of subsidiaries that operate hospitals and related businesses in the Southeast and a specialty pharmacy company in Louisiana. Each hospital is the only hospital in its community and is operated locally with a strategy of linking patients’ needs with dedicated physicians and healthcare professionals to deliver quality efficient medical care. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2014 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.